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                                                                   Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
NVIDIA Corporation:

  The audits referred to in our report dated November 16, 1998, included the related financial statement schedule as of October 25, 1998, and for each of the years in the three-year period ended December 31, 1997, the one-month period ended January 31, 1998, and the nine-month period ended October 25, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the financial statements taken as a whole, present fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the heading "Selected Financial Data" and "Experts" in the prospectus.

                                          KPMG LLP

Mountain View, California

January 12, 1999